Exhibit 23.2

Consent of Independent Certified Public Accountants

Section 11(a) of the Securities Act of 1933 (the “Act”) provides that if part of a registration statement at the time it becomes effective contains an untrue statement of material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is provided at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named or having certified any part of the registration statement or as having prepared or certified any report for the use in connection with the registration statement.
This form 10-K is incorporated by reference into the Company’s previously filed Registration Statement File no. 333-07231, File no. 333-31785 and File No. 333-31787.
Arthur Andersen LLP (“Andersen”) resigned as the Company’s independent Certified Public Accountant on June 17, 2002. The Company has not been able to obtain, after reasonable efforts, the written consent of Andersen to the inclusion into this Form 10-K of Andersen’s audit reports with respect to the Company’s financial statements. Under these circumstances, Rule 437 under the Act permits us to file this Form 10-K. However, as a result Andersen will not have any liability under Section 11(a) of the Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omission of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 18 of the Securities Exchange Act of 1934.